EXHIBIT 23.1
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Board of Directors
LaSalle Partners Incorporated:

We consent to incorporation by reference in the registration statement (No. 333-42193) on Form S-8 of LaSalle Partners Incorporated and subsidiaries of our report dated February 15, 1999, relating to the consolidated balance sheets of LaSalle Partners Incorporated and subsidiaries and their predecessors as of December 31, 1998 and 1997, and the related consolidated and combined statements of earnings, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1998, and related schedule, which report appears in the December 31, 1998, annual report on Form 10-K of LaSalle Partners Incorporated and subsidiaries.





                                           /S/ KPMG LLP



Chicago, Illinois
March 3, 1999